UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2019

Cidara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Nancy Ridge Drive, Suite 101 San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 752-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CDTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On July 29, 2019, Cidara Therapeutics, Inc. (the “Company”) issued a press release announcing the topline results from Part B of its global Phase 2 STRIVE clinical trial evaluating the Company’s lead antifungal candidate, rezafungin (“STRIVE B”). The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. As indicated in the press release, on July 29, 2019 the Company will host a conference call and webcast at 8:00 a.m. Eastern time to discuss the results from STRIVE B. The slide presentation to be presented on the call is attached hereto as Exhibit 99.2.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this item of this report.

Item 8.01	Other Events.

On July 29, 2019, the Company reported topline results from STRIVE B. The Company previously reported topline results from Part A of the STRIVE clinical trial (“STRIVE A”) in March 2018.

STRIVE B was an international, multicenter, double-blind clinical trial evaluating the safety, tolerability and efficacy of once-weekly dosing of rezafungin acetate compared to once-daily dosing of caspofungin in patients with candidemia and/or invasive candidiasis.

STRIVE B enrolled 91 patients in the microbiological intent-to-treat, or mITT, population. Patients were randomized to receive either 400 mg of rezafungin administered intravenously once weekly for two to four weeks or daily caspofungin administered intravenously according to the approved prescribing information, with an optional step down to oral fluconazole. To align with the chosen dosing regimen in the Phase 3 program, the STRIVE B trial was amended midway for Group 1 to use rezafungin 400 mg for the first week followed by 200 mg once weekly for up to four weeks in total.

The objective of STRIVE B was to show comparability in efficacy and safety of rezafungin dosed once-weekly and caspofungin dosed once-daily. Efficacy measures in the trial included clearance of Candida from the blood or other normally sterile sites, resolution of systemic signs attributed to the Candida infection, investigator assessment of clinical response and overall survival. The trial was not statistically powered to demonstrate superiority or non-inferiority and therefore comparisons of efficacy are directional.

In the STRIVE B trial, rezafungin met all of its objectives for efficacy, safety and tolerability in the treatment of patients with candidemia and/or invasive candidiasis. The trial results show that patients treated with rezafungin had numerically improved outcomes as compared to caspofungin across all efficacy measures at the 400 mg/200 mg dosing regimen. In addition, an analysis combining data across STRIVE A and STRIVE B, demonstrated that rezafungin achieves meaningful improvement in outcomes compared to caspofungin on Clinical Response across all efficacy endpoints at the same 400 mg/200 mg dose.

The charts below illustrate the topline results from STRIVE B and combined results from STRIVE A and STRIVE B for critical measures of efficacy.

All-Cause Mortality – Death through Day 30a

Clinical Cure at Day 14 b

Overall Success at Day 14 c

[a]	All-Cause Mortality on Day 30 is the primary endpoint for the Phase 3 ReSTORE trial as recommended by the FDA.
[b]

Clinical Cure by PI Assessment is the outcome that most closely approximates the primary outcome in prior candidemia/invasive candidiasis clinical trials and primary endpoint for EMA for the Phase 3 ReSTORE trial.

[c]	Overall Success is defined as the resolution of attributable systemic signs of candidemia/invasive candidiasis present at baseline plus mycological eradication.

There were no unanticipated or concerning adverse event trends among STRIVE B trial participants. The top-line results indicate that rezafungin was safe and well-tolerated at both dosing regimens. As expected, and observed in STRIVE A, treatment emergent adverse events (TEAEs) in the study population were observed in most patients, though study drug-related adverse events were substantially lower, with a frequency of 6.5 percent, 0 percent and 14.7 percent in the 400 mg/400 mg, 400 mg/200 mg, and caspofungin groups respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued July 29, 2019.

99.2	Slide Presentation, dated July 29, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIDARA THERAPEUTICS, INC.

Dated: July 29, 2019	By:	/s/ Jeffrey Stein, Ph.D.
	Name:	Jeffrey Stein, Ph.D.
	Title:	President and Chief Executive Officer